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                                                                   Exhibit 99.6


KPS
Special Situations
Fund, L.P.

                                       CONTACT: KPS - Mike Psaros  212-338-5100
                                                Hunt - Philip Arra 214-978-8104

FOR IMMEDIATE RELEASE

          KPS SPECIAL SITUATIONS FUND, L.P. AND HUNT INVESTMENT GROUP,
                L.P. ANNOUNCES COMPLETED ACQUISITION BY REPUBLIC
                             ENGINEERED PRODUCTS LLC


NEW YORK, NEW YORK (August 16, 2002) - Republic Engineered Products LLC (the "Company"), a company sponsored by KPS Special Situations Fund, L.P. and Hunt Investment Group, L.P., announced today it has completed the acquisition of a substantial portion of the assets of Republic Technologies International LLC pursuant to a Section 363 sale of assets in a Chapter 11 bankruptcy proceeding.

As a result of this transaction, Republic Engineered Products LLC (www.republicengineered.com), based in Fairlawn, Ohio, is the nation's leading producer of high-quality steel bars. The Company's products are used in demanding applications in the automotive, agricultural, aerospace, off-highway, industrial machinery and energy industries. With approximately $1 billion of revenue and 2,500 employees, Republic Engineered Products LLC operates plants in Canton, Massillon, and Lorain, Ohio; Gary, Indiana; and Lackawanna, New York.

Republic Engineered Products LLC purchased a substantial portion of the operating assets of Republic Technologies International LLC, free and clear of all liabilities except for those expressly assumed, for approximately $430 million. In connection with the transaction, Fleet Capital agented a $336 million senior credit facility.

Mr. Joseph Lapinsky, Chief Executive Officer, said "We are extremely excited to complete the KPS/Hunt transaction. Our new company, Republic Engineered Products, has a leading market share in the industry, superior technology and a tremendously loyal customer base. Free of over $1.3 billion of debt and other liabilities that encumbered Republic Technologies, the Company is well positioned for growth. Our new collective bargaining agreement with the United Steelworkers provides the new company with the flexibility required to operate a competitive, world class bar company. Our new capital structure provides the financial resources to advance our position as the premier provider of special bar quality products in the North American marketplace."


200 PARK AVENUE o 58TH FLOOR o NEW YORK, NY 10166
TEL. 212-338-5100 o FAX. 212-867-7980 o EMAIL kps@kpsfund.com

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Michael Psaros, a managing principal of KPS, said "Republic Engineered Products is well situated to expand its leading position in the special bar quality industry, continue its commitment to innovation, and provide its customers with high levels of quality and service."

Very important to the success of the transaction were new collective bargaining agreements with locals of the United Steelworkers of America. These new collective bargaining agreements, coupled with the extinguishment of approximately $1.3 billion of debt and other liabilities, constitute an essential component of the Company's turnaround plan.

KPS Special Situations Fund, L.P. (www.kpsfund.com) is a private equity fund focused on constructive investing in turnarounds, restructurings, bankruptcies and other special situations. KPS seeks to realize significant capital appreciation by making controlling equity investments in companies engaged in manufacturing and transportation industries challenged by the need to effect immediate change. This transaction is the fourth bankruptcy-related acquisition completed by KPS in the past two years. KPS has invested in eight portfolio companies, with combined revenues of approximately $2.3 billion and employing 10,000 employees, including thousands of employee owners.

Hunt Investment Group, L.P. (www.huntivestment.com) is a private investment company focused on middle-market direct equity investments in a variety of industries including manufacturing, distribution, and business services. The group proactively seeks growth capital and management buyout investments requiring up to $50 million of invested equity. Hunt Investment Group, L.P. typically seeks majority or significant minority positions in U.S. based companies. Hunt Investment Group, L.P. is affiliated with Hunt Consolidated, Inc., a privately held family enterprise directed by Ray L. Hunt with global operations in oil and gas, residential and commercial real estate, electric power, agriculture and private equity investing.

This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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